RACKSPACE TECHNOLOGY, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNIT
INDUCEMENT AWARD
Participant has been granted Restricted Stock Units over Common Stock of Rackspace Technology, Inc. on the terms set forth below. The Restricted Stock Units award is granted as an employment inducement award pursuant to Listing Rule 5635(c) of the corporate governance rules of the NASDAQ Stock Market. Accordingly, the Restricted Stock Units award is being granted outside of the Company’s 2020 Equity Incentive Plan (as amended from time to time, the “Plan”). However, the Restricted Stock Units award will be governed in all respects as if issued under the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant of Restricted Stock Unit Inducement Award (the “Notice of Grant”) and Restricted Stock Unit Inducement Award Agreement the “Agreement”).

Participant:	Gajen Kandiah

Grant Number:
Date of Grant:	September 4, 2025
Number of Restricted Stock Units Granted:	4,000,000 Shares

Vesting Schedule:
Subject to accelerated vesting and/or forfeiture as set forth in the Agreement, the Restricted Stock Units will vest, in whole or in part, in accordance with the following schedule:

Vest Date	Shares Vesting
September 3, 2026	1,000,000 Shares
September 3, 2027	1,000,000 Shares
September 3, 2028	1,000,000 Shares
September 3, 2029	1,000,000 Shares

RACKSPACE TECHNOLOGY, INC.
RESTRICTED STOCK UNIT
INDUCEMENT AWARD AGREEMENT
This RESTRICTED STOCK UNIT INDUCEMENT AWARD AGREEMENT (this “Agreement”), dated as of September 4, 2025 (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and the following (the “Participant”):
Gajen Kandiah
WHEREAS, the Company has granted to the Participant, effective as of the date of this Agreement, Restricted Stock Units to acquire a number of shares of Common Stock as specified in the attached Notice of Grant on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, this award of Restricted Stock Units is granted as an employment inducement award pursuant to Listing Rule 5635(c) of the corporate governance rules of the NASDAQ Stock Market, and accordingly, the award of Restricted Stock Units is being granted outside of the Company’s 2020 Equity Incentive Plan (as amended from time to time, the “Plan”) and shall not reduce the share reserve under the Plan, but the Restricted Stock Units will be governed in all respects as if issued under the Plan;
NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:
Section 1.    The Plan. Although this award of Restricted Stock Units is being granted outside of the Plan, the terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article 8 and Article 12). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.
Section 2.    Vesting. Subject to the Participant’s continued employment or other service relationship with the Company or one of its Subsidiaries (such applicable entity, the “Employer”) through each applicable vesting date, the Restricted Stock Units shall become non-forfeitable and shall vest according to the schedule included in the attached Notice of Grant.
Notwithstanding anything contained herein to the contrary, the Restricted Stock Units shall cease vesting as of the date of the Participant’s Termination of Service for any reason, and any portion of the Restricted Stock Units that is not vested at such time shall be forfeited immediately, except to the extent any unvested portion of the Restricted Stock Units become vested pursuant to, and subject to the conditions of, the Employment Agreement by and between Participant and the Company dated August 30, 2025 (the “Employment Agreement”).
Section 3.    Delivery of Shares. As soon as practicable after the vesting date or other vesting event under this Agreement but in no event later than the seventieth (70th) calendar day following such vesting date, the Participant shall receive the number of Shares that correspond to the number of Restricted Stock Units that have become vested on the applicable vesting date. Notwithstanding the foregoing, in accordance with Section 8.3 of the Plan, the Committee, at its sole discretion, may settle the Restricted Stock Units in cash if necessary or appropriate for legal or administrative reasons based on laws in the Participant’s jurisdiction.
Section 4.    Restriction on Transfer. The Restricted Stock Units may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be null and void and without effect.
Section 5.    Participant’s Employment or Other Service Relationship. Nothing in this Agreement nor the grant of the Restricted Stock Units shall confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or, if different, the Employer or interfere in any way with the right of the Company or, if different, the Employer to terminate the Participant’s employment or other service relationship or to increase or decrease the Participant’s compensation at any time. The grant of Restricted Stock Units is an exceptional, voluntary and one-time benefit and does not create any contractual or other right to receive any other grant of other Awards (including Restricted Stock Units) under the Plan or otherwise in the future, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past. The grant of the Restricted Stock Units does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or, if different, the Employer, if any, at any time.
Section 6.    Termination. For the avoidance of doubt, any unvested Restricted Stock Units shall be forfeited immediately as of the date of the Participant’s Termination of Service and cancelled by the Company, except as otherwise provided by, and subject to the conditions of, the Employment Agreement.
Section 7.    Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation herein and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s ultimate responsibility and Participant’s actual tax liabilities may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such vesting; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Restricted Stock Units. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(a)    In connection with the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy any applicable withholding obligations with regard to Tax-Related Items by withholding Shares to be issued upon vesting. Alternatively, if the Company determines in its sole discretion that withholding Shares is not feasible under applicable tax or securities laws or has or potentially has adverse accounting, financial, contractual or other consequences, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax- Related Items by one or a combination of the following:
(i)    withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer or any other Subsidiary;
(ii)    withholding from proceeds of the sale of Shares acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent, including by aggregating such Shares into sell orders that include Shares held by other participants and routing such sell orders to the special handling desk or other trading desk managed by the Company’s stock plan administrator;
(iii)    cash payment made by the Participant to the Company, provided that (i) the Participant made the appropriate elections as may be specified in the Participant’s E*TRADE account from time to time AND (ii) such cash payment is actually made or available to the Company in the Participant’s E*TRADE account within forty-eight (48) hours immediately following the applicable vest date; and/or
(iv)    any other methods approved by the Committee and permitted by applicable laws.
(b)    Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable withholding amounts or other applicable withholding rates, including minimum or maximum applicable rates in the Participant’s jurisdiction(s). If the Company and/or the Employer withhold more than the amount necessary to satisfy the liability for Tax-Related Items, the Participant may receive a refund of any over- withheld amount in cash and will have no entitlement to the equivalent in Shares or, if not refunded, the Participant may be able to seek a refund from the applicable tax authorities. If the Company and/or the Employer withhold less than the amount necessary to satisfy the liability for Tax-Related Items, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation herein that cannot be satisfied by the means previously described. If the obligation for Tax- Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax- Related items. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax- Related Items.
Section 8.    Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:
(a)    this Agreement is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(c)    the Participant is voluntarily participating herein;
(d)    the Restricted Stock Units and any Shares acquired upon vesting, and the income and value of same, are not intended to replace any pension rights or compensation;
(e)    the Restricted Stock Units and any Shares acquired upon vesting, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(f)    the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
(g)    if the Restricted Stock Units vest and the Participant acquires Shares, the value of such Stock may increase or decrease in value;
(h)    unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any);
(j)    unless otherwise provided in the Plan or by the Company in its sole discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(k)    neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the vesting of the Restricted Stock Units or the subsequent sale of any Shares acquired upon vesting; and
(l)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation herein or the Participant’s acquisition or sale of the Shares. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation herein before taking any action related hereto.
Section 9.    Data Privacy Consent.
The Company is located at 19122 US Highway 281N, Suite 128, San Antonio, TX 78258-7667, USA and grants employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate herein, at the Company’s sole discretion. If the Participant would like to participate herein, the Participant understands that he or she should review the following information about the Company’s data processing practices and declare his or her consent.
(a)    Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant’s Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant’s personal data for purposes of allocating stock and implementing, administering and managing the Agreement.

The Company’s legal basis for the processing of the Participant’s personal data would be the Participant’s consent.
(b)    Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade and/or Morgan Stanley Smith Barney, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan and other equity awards, and if the Participant’s Restricted Stock Units vest, the Company transfers shareholder data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant’s personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to stock plan administration service provider, is a condition to the Participant’s ability to participate herein.
(c)    International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.
(d)    Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation herein or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from it from its systems.
(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation herein and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate herein. This would not affect the Participant’s salary as an employee; the Participant would merely forfeit the opportunities associated with the Agreement.
(f)    Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1718 Dry Creek Way, Suite 115, San Antonio, TX 78259-1837, USA.

(g)    The Participant also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
Section 10.    Compliance with Law. Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or regulation or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any U.S. or non-U.S. state or other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares and the inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares pursuant to the Restricted Stock Units shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.
Section 11.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation here or in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate herein through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
By the Participant’s electronic signature or acceptance, the Participant and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Agreement.
Section 12.    Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 13.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation herein, on the Restricted Stock Units and on any Shares purchased upon vesting of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 14.    Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:
If to the Company, to it at its current executive offices and to:
1718 Dry Creek Way, Suite 115
San Antonio, TX 78259-1837
Attn: Deputy General Counsel, Corporate & Securities
Legalnotice@rackspace.com
If to the Participant, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.
Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of internationally recognized overnight courier, on the next business day after the date sent, (c) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
Section 15.    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
Section 16.    Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.

Section 17.    Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Restricted Stock Units granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement may not be materially impaired without the Participant’s consent.
Section 18.    Governing Law; Consent to Jurisdiction.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
(a)    Notwithstanding anything to the contrary contained in any service agreement, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof or any restrictive covenants to which the Participant is subject to under any service agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any restrictive covenants to which the Participant is subject to under any service agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any restrictive covenants to which the Participant is subject to under any service agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or any restrictive covenants to which the

Participant is subject to under any service agreement, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.
Section 19.    Insider Trading/Market Abuse Restrictions. Depending on the Participant’s country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, acquire, sell or attempt to sell Shares or otherwise dispose of Shares or rights to Shares (e.g., the Restricted Stock Units) hereunder during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant’s country). The Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis); (ii) “tipping” third parties or causing them to otherwise buy or sell securities; and (iii) cancelling or amending orders the Participant placed before he or she possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring the Participant’s compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.
Section 20.    Exchange Control, Tax And/Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash derived from his or her participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant agrees to take any and all actions, and consents to any and all actions taken by the Company or the Employer as may be required to allow the Company or the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his or her personal legal advisor on this matter.
Section 21.    Section 409A. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Section 22.    Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.
Section 23.    Entire Agreement. The Notice of Grant, this Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto, except with respect to the provisions of the Employment Agreement relating to treatment of the Restricted Stock Units upon certain Termination of Service events or a Change in Control (as defined in the Employment Agreement).
Section 24.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 25.    Enforcement. In the event the Company or the Participant institutes litigation to enforce or protect its rights under this Agreement, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.
Section 26.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
Section 27.    Required Acceptance. This Agreement is conditioned upon the Participant’s agreement to all terms of this Agreement. If the Participant does not agree (whether electronically or otherwise) to this Agreement within thirty (30) days from the Grant Date, the Restricted Stock Units shall be terminable by the Company.
Section 28.    Recoupment/Clawback Policy; Compensation Subject to Recovery. The Participant acknowledges that the Company adopted the Executive Officer Incentive Compensation Clawback Policy (the “Clawback Policy”) to which the Participant is or may in the future become subject. In consideration of the grant of the Restricted Stock Units, the Participant agrees to abide by the Company’s Clawback Policy and any determinations of the Board or the Compensation Committee pursuant to the Clawback Policy or any similar clawback or recoupment policy which the Company may adopt from time to time to the extent the Board determines in good faith that the adoption and maintenance of such policy is necessary to maintain corporate governance best practices and/or comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or is otherwise required by applicable law. The Participant acknowledges and agrees that the Restricted Stock Units received by the Participant pursuant to this Agreement shall be subject to forfeiture, recovery by the Company or other action pursuant to the Clawback Policy or any such other clawback or recoupment policy. This Section shall survive the termination of the Holder’s employment for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Board or the Compensation Committee with respect to the foregoing shall be final, conclusive and binding upon the Holder and all persons claiming through the Holder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Inducement Award Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.
By:
Name: Kellie Teal-Guess
Title: Chief Human Resources Officer
PARTICIPANT

Gajen Kandiah